Exhibit 10.2

SIXTH AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT

(Seven Year Term Loan)

SIXTH AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of February 5, 2021 among Summit Hotel OP, LP, a Delaware limited partnership (the “Borrower”), SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Parent Guarantor”), the subsidiaries of the Borrower party hereto (the “Subsidiary Guarantors” and together with the Parent Guarantor, the “Guarantors”), KEYBANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the financial institutions party to the Credit Agreement referred to below (collectively, the “Lender Parties”), and the Required Lenders (as defined below).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, the Guarantors, the Administrative Agent, and the Lender Parties entered into that certain First Amended and Restated Credit Agreement dated as of February 15, 2018 (as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of December 6, 2018, that certain Second Amendment to First Amended and Restated Credit Agreement dated as of February 18, 2020, that certain Third Amendment to First Amended and Restated Credit Agreement dated as of May 7, 2020 (the “Third Amendment”), that certain Fourth Amendment to First Amended and Restated Credit Agreement dated as of August 6, 2020, and that certain Fifth Amendment to First Amended and Restated Credit Agreement dated as of January 6, 2021) (the “Existing Credit Agreement”);

WHEREAS, the Guarantors, the Administrative Agent, the Borrower and certain Lenders party to the Existing Credit Agreement wish to amend the Existing Credit Agreement to address certain changes to the terms thereof as set forth below; and

WHEREAS, pursuant to Section 9.01 of the Existing Credit Agreement, and subject to the conditions precedent to the Amendment Effective Date set forth in Section 12 of this Amendment, the Parent Guarantor, the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Lenders party hereto (representing the Required Lenders) have agreed to amend the Existing Credit Agreement on the terms and subject to the other conditions set forth herein.

SECTION 1. Defined Terms. Unless otherwise stated in this Amendment, terms defined in the Existing Credit Agreement have the same meanings when used in this Amendment.

SECTION 2. Temporary Modifications During Limited Waiver Period. Section 2 of the Third Amendment is null and void and of no further force or effect. For the period from the Amendment Effective Date though the earlier of (i) the Reinstatement Date (as defined below) and (ii) March 31, 2022 (the “Limited Waiver Period”), the Existing Credit Agreement (as amended pursuant to Section 6 of this Amendment) shall be deemed modified and amended as follows:

(a)            Limited Waiver. The following provisions (collectively, the “Subject Provisions”) shall be deemed waived and no Default or Event of Default shall be deemed to result from any violation thereof:

(i)             the requirements of clause (d) of the definition of Unencumbered Asset Pool Conditions;

(ii)            the requirement that the Borrower make mandatory prepayments under subsections 2.06(b)(i)(A) and 2.06(b)(i)(B);

(iii)         the covenants in Sections 5.04(a)(i) (Maximum Leverage Ratio), 5.04(a)(iv) (Minimum Consolidated Fixed Charge Coverage Ratio), 5.04(a)(v) (Maximum Secured Leverage Ratio), 5.04(a)(vi) (Maximum Secured Recourse Leverage Ratio) and Section 5.04(b) (Unencumbered Asset Pool Financial Covenants);

(iv)       the representations in (x) the last sentence of Section 4.01(g) (Financial Condition) and (y) Section 4.01(s) (Force Majeure) for events or circumstances relating to the COVID-19 pandemic to the extent such events or circumstances have been publicly disclosed by the Borrower in its securities filings; and

(v)           the requirement under Section 3.02 that the Borrower certify, pursuant to clause (z)(iii) thereof in connection with each Commitment Increase, that (1) the Total Unencumbered Asset Value equals or exceeds the Consolidated Unsecured Indebtedness of the Parent Guarantor that will be outstanding after giving effect to such Commitment Increase and (2) before and after giving effect to such Commitment Increase the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04(b).

Without limiting the generality of the provisions of Section 9.01 of the Existing Credit Agreement, the waiver set forth in this subsection 2(a) shall be limited precisely as written, and nothing herein shall be deemed to (A) constitute a waiver of compliance by the Borrower or any Guarantor with respect to (1) the Limited Waiver Period Subject Provisions other than during the Limited Waiver Period or (2) any other term, provision or condition of the Loan Documents or any other instrument or agreement referred to in any of them, or (B) prejudice any right or remedy that any Lender may now have or may have in the future under or in connection with the Existing Credit Agreement, the other Loan Documents or any other instrument or agreement referred to in any of them or under applicable laws. For the avoidance of doubt, the waivers of the Limited Waiver Period Subject Provisions set forth herein shall not extend beyond the last day of the Limited Waiver Period, and such waivers shall be of no force or effect for any purpose after the last day of the Limited Waiver Period.

(b)            Notices of Borrowing; Pledged Account. Each Notice of Borrowing during the Limited Waiver Period shall be substantially in the form of Annex A attached hereto. Commitment Increases made to the Borrower during the Limited Waiver Period shall be deposited into a deposit account (each, a “Pledged Account”) (i) established by the Borrower and maintained with a bank that is a Lender selected by the Borrower and (ii) in which the Administrative Agent, for the benefit of the Secured Parties, has been granted a perfected security interest (including in the funds on deposit therein) pursuant to the Pledge Agreement and with respect to which a Deposit Account Control Agreement (as defined in the Pledge Agreement) has been executed and delivered by all applicable parties.

(c)            Permitted Uses of Revolving Credit Advances. All proceeds of Revolving Credit Advances made during the Limited Waiver Period shall be used only to fund (i) operating expenses of the business of the Borrower and its Subsidiaries including, without limitation, the actual costs and expenses of owning, operating, managing, and maintaining the Assets including, without limitation, repairs, real estate and chattel taxes, income taxes, principal and interest payments on Debt for Borrowed Money, payments for FF&E, FF&E reserves and management fees, (ii) costs and expenses relating to the capital projects approved by the administrative agent under the Revolving Credit Agreement and described in Schedule 2(c) attached hereto, (iii) costs and expenses reasonably required to comply with applicable legal and franchise requirements pertaining to the ownership of the Assets and the operation and management of the business of the Borrower and its Subsidiaries, (iv) costs and expenses required on an emergency basis to avoid damage or injury to persons or property pertaining to the ownership of the Assets and the operation and management of the business of the Borrower and its Subsidiaries, (v) dividends on Preferred Interests not to exceed Twenty-Five Million Dollars ($25,000,000.00) per calendar year (“Permitted Preferred Payments”), (vi) obligations of the Borrower under (x) the $28,900,000 Mezzanine Construction Loan Agreement between Borrower as mezzanine lender and C-F Brickell Mezz, LLC as mezzanine borrower dated as of August 15, 2019 and (y) the Equity Purchase Option Agreement among Borrower, C-F Brickell Mezz, LLC, C-F Brickell, LLC, C-F Brickell Owner, LLC and C-F Brickell Hotel Unit Owner, LLC dated as of August 15, 2019 (in each case without reference to any amendments thereto unless the same is approved in writing by the Administrative Agent) (collectively, the “Brickell Obligations”); provided, however, that amounts paid by the Borrower and its Subsidiaries in respect of the Brickell Obligations shall not exceed Twenty Five Million Dollars ($25,000,000.00) during the Amendment Period (as defined in Section 4), (vii) repayment of the Term Loan and the Other Facilities (as defined below) and repayment of existing Debt for Borrowed Money secured by mortgages and similar encumbrances on Hotel Assets which loans have maturity dates on or prior to December 31, 2023 (“Short Term Mortgage Debt”), provided that if Short Term Mortgage Debt is repaid and the Hotel Assets securing such Short Term Mortgage Debt are not sold or transferred (except for a sale or transfer to a Person that is a Subsidiary or an Affiliate of a Loan Party) in connection with the repayment thereof, any such Hotel Assets that qualify as Unencumbered Assets shall be promptly contributed to the Unencumbered Asset Pool in accordance with the terms of the Existing Credit Agreement as amended hereby, (viii) Permitted Investments (as defined below) and (ix) other reasonable uses approved by the administrative agent under the Revolving Credit Agreement (collectively, the “Permitted Uses”).

(d)            Use of Sale and Equity Offerings Proceeds. So long as no Event of Default has occurred and is continuing, all Net Cash Proceeds (as defined below) from (i) the sale of any Assets, including, without limitation, pursuant to any sale-leaseback transaction (any such asset sale, an “Asset Sale”), but excluding (x) any Net Cash Proceeds received from any principal payments on notes receivable and (y) amounts thereof invested in Category 3 Permitted Investments (as defined below) or deposited into the Pledged Proceeds Account (as defined below), in either case in accordance with Section 2(f)(vi)(5) of this Amendment and (ii) any Equity Offering (as defined below), but excluding amounts thereof invested in Category 2 Permitted Investments (as defined below) or deposited into the Pledged Proceeds Account, in either case in accordance with Sections 2(f)(vi)(3) or (4) of this Amendment, shall, not later than five (5) Business Days following the applicable Loan Party’s receipt of such Net Cash Proceeds, be used to prepay (w) first, the Revolving Credit Advances in accordance with the Revolving Lenders’ Revolving Credit Commitments until the Revolving Credit Advances are reduced to zero, (x) second, the term loan facility under the 5 Year Term Loan Agreement (as defined below), (y) third, the term loan facility under the Revolving Credit Agreement (as defined below) and (z) fourth, the Term Loan (any such prepayments being “Senior Debt Prepayments”). Nothing in this subsection (d) shall limit the negative covenants set forth in subsection (f) below.

(e)            Permitted Debt Transactions Proceeds. So long as no Event of Default has occurred and is continuing, all Net Cash Proceeds from any Permitted Debt Transaction (as defined below), but excluding amounts thereof invested in Category 3 Permitted Investments or deposited into the Pledged Proceeds Account, in either case in accordance with Section 2(f)(vi)(5) of this Amendment, shall, not later than five (5) Business Days following the applicable Loan Party’s receipt of such Net Cash Proceeds, be applied to Senior Debt Prepayments. Nothing in this subsection (e) shall limit the negative covenants set forth in subsection (f) below.

(f)            Enhanced Negative Covenants. Notwithstanding anything to the contrary contained in the Existing Credit Agreement (as amended pursuant to Section 6 of this Amendment), unless the Administrative Agent and the Required Lenders otherwise agree in writing, no Loan Party or Subsidiary thereof will:

(i)             incur or assume any additional Secured Indebtedness, Non-Recourse Debt or senior Recourse Debt other than Qualified Government Debt (as defined below) unless (x) no Event of Default has occurred and is continuing and (y) except with respect to Net Cash Proceeds of Permitted Debt Transactions that are invested in Category 3 Permitted Investments, deposited in the Pledged Proceeds Account (defined below) or applied to Senior Debt Prepayments in each case in accordance with Section 2(f)(vi)(5) below, 100% of the Net Cash Proceeds of such transaction are applied, no later than five (5) Business Days following the applicable Loan Party’s receipt of such Net Cash Proceeds, to Senior Debt Prepayments in accordance with Section 2(d) above;

(ii)            other than (x) any acquisition of Permitted Investments (as defined below) or (y) any sale of Unencumbered Assets the Net Cash Proceeds of which are applied in accordance with Section 2(f)(vi)(5) below, acquire any new Assets or Transfer or encumber (except pursuant to a Mortgage and Assignment of Leases as contemplated by this Amendment) any Unencumbered Assets (including, without limitation, pursuant to a ground lease or a Sale and Leaseback Transaction), designate any Unencumbered Asset or Unencumbered Assets as a non-Unencumbered Asset or non-Unencumbered Assets, or Transfer or encumber any direct or indirect Equity Interests in the fee owners, lessees under Qualifying Ground Leases or TRS Lessees of the Unencumbered Assets;

(iii)            Transfer or encumber any Asset that is not an Unencumbered Asset (including, without limitation, pursuant to a ground lease or a Sale and Leaseback Transaction) to a Person that is not a Loan Party or Subsidiary thereof other than on an arms’-length basis;

(iv)            in the case of the Parent Guarantor and the Borrower only, make or declare any Restricted Payments payable in cash to holders of the common Equity Interests in the Parent Guarantor or the Borrower, as applicable; provided, however, that (x) the Parent Guarantor may declare and pay dividends to the holders of common Equity Interests in the Parent Guarantor consisting of a combination of cash and Equity Interests in the Parent Guarantor only if such dividends (i) are required to maintain the Parent Guarantor’s status as a REIT and avoid the imposition of excise taxes under Section 4981 of the Internal Revenue Code, (ii) include a cash component no greater than the minimum percentage allowed under the Internal Revenue Code and any published guidance from the United States Department of the Treasury or Internal Revenue Service with respect thereto at the time of the declaration thereof and (iii) are paid no earlier than (A) January 29, 2021 with respect to dividends for the calendar year ending December 31, 2020 and (B) January 31, 2022 with respect to dividends for the calendar year ending December 31, 2021 and (y) the Borrower may declare and pay Restricted Payments to the Parent Guarantor to the extent required to enable the Parent Guarantor to pay those Restricted Payments permitted under the immediately preceding clause (x);

(v)            in the case of the Parent Guarantor and the Borrower only, make or declare any Restricted Payments payable in cash to holders of Preferred Interests in the Parent Guarantor or the Borrower, as applicable, unless the Loan Parties will be in compliance with Section 5.04(a)(iii) of the Existing Credit Agreement as amended by this Amendment (Minimum Liquidity) immediately after the payment thereof;

(vi)           make or permit any of its Subsidiaries to make new Investments (including, without limitation, buybacks of common Equity Interests or Preferred Interests) other than:

(1)            Investments by the Loan Parties and their Subsidiaries in their wholly-owned Subsidiaries; or

(2)            Investments in direct or indirect interests in Hotel Assets (“Category 1 Permitted Investments”) so long as, immediately after giving effect to each such Investment or deposit into the Pledged Proceeds Account (as defined below), as applicable, (a) the Loan Parties maintain not less than an aggregate of $150,000,000 in (x) Unrestricted Cash and Cash Equivalents and (y) available Revolving Credit Commitments and (b) the aggregate amount of such Investments (inclusive of capital consisting of both equity and debt) during the Amendment Period shall not exceed the Acquisition Allotment (as defined below) ((a) and (b) above are referred to herein as the “Investment Conditions”). Notwithstanding the definition of “Unrestricted Cash and Cash Equivalents” in the Existing Credit Agreement, amounts on deposit in the Pledged Proceeds Account shall be deemed to qualify as Unrestricted Cash and Cash Equivalents during the Limited Waiver Period. “Acquisition Allotment” means a limit of $150,000,000, as such limit may be increased by amounts deposited into the Pledged Proceeds Account pursuant to Sections 2(f)(vi)(4) or (5) below; or

(3)            Investments in Hotel Assets that qualify as Unencumbered Assets and are promptly contributed to the Unencumbered Asset Pool in accordance with the terms and conditions of the Existing Credit Agreement as amended hereby (“Category 2 Permitted Investments”) funded with Net Cash Proceeds of one or more Equity Offerings for which the proceeds thereof are specifically designated to be used to acquire Hotel Assets and in an unlimited amount (subject to the immediately following proviso, collectively, the “Designated Equity Offering Proceeds”); provided, however, that the maximum amount of Designated Equity Offering Proceeds that may be invested in Hotel Assets during the Amendment Period that are not so contributed to the Unencumbered Asset Pool shall be limited to $300,000,000 in the aggregate; and provided further that no Investment shall be permitted pursuant to this clause (3) unless immediately after giving effect thereto the Loan Parties maintain not less than an aggregate of $150,000,000 in (x) Unrestricted Cash and Cash Equivalents and (y) available Revolving Credit Commitments; or

(4)            Investments in Category 1 Permitted Investments funded with Net Cash Proceeds of one or more Equity Offerings for which the proceeds thereof are not specifically designated to be used to acquire Hotel Assets (collectively, the “Non-Designated Equity Offering Proceeds”), so long as (a) not less than 25.0% of the Non-Designated Equity Offering Proceeds, in each case, are applied to Senior Debt Prepayments in accordance with Section 2(d) above, (b) the remaining balance of the Non-Designated Equity Offering Proceeds is deposited in the Pledged Proceeds Account (as defined below) not later than five (5) Business Days following the applicable Loan Party’s receipt of such Non-Designated Equity Offering Proceeds (and the amount so deposited shall increase the Acquisition Allotment) and (c) the Investment Conditions are satisfied immediately after giving effect to each such Investment or deposit into the Pledged Proceeds Account, as applicable; or

(5)            Investments in Assets (“Category 3 Permitted Investments”, and together with the Category 1 Permitted Investments and Category 2 Permitted Investments, the “Permitted Investments”) funded with Net Cash Proceeds of one or more Asset Sales or Permitted Debt Transactions, so long as (a) except as otherwise provided in clauses (b), (c) or (f) below, not less than 50.0% of the Net Cash Proceeds of each such Asset Sale or Permitted Debt Transaction (other than the Net Cash Proceeds of Non-Recourse Debt incurred in connection with the acquisition of Permitted Investments) are applied to Senior Debt Prepayments in accordance with Section 2(d) or Section 2(e) above, as applicable, (b) to the extent the aggregate Net Cash Proceeds from Permitted Debt Transactions pursuant to clause (ii) of the definition thereof exceeds Two Hundred Fifty Million Dollars ($250,000,000), 100% of such excess shall be applied to Senior Debt Prepayments in accordance with Section 2(e) above, (c) in the event of an Asset Sale of any Unencumbered Asset (and without limitation of any of the requirements of the Existing Credit Agreement as amended hereby), not less than 75.0% of the Net Cash Proceeds of such Asset Sale are applied to Senior Debt Prepayments in accordance with Section 2(d) above, (d) the remaining balance of the Net Cash Proceeds of each such Asset Sale or Permitted Debt Transaction is deposited in the Pledged Proceeds Account not later than five (5) Business Days following the applicable Loan Party’s receipt of such Net Cash Proceeds (and the amount so deposited shall increase the Acquisition Allotment), (e) the Investment Conditions are satisfied immediately after giving effect to each such Investment or deposit into the Pledged Proceeds Account, as applicable and (f) if a wholly-owned Subsidiary of the Borrower incurs Non-Recourse Debt secured by a Hotel Asset the acquisition of which was previously funded in whole or in part with Revolving Credit Advances, 100% of the Net Cash Proceeds of such Non-Recourse Debt up to the amount of Revolving Credit Advances used to fund such acquisition shall be applied to Senior Debt Prepayments and any remaining Net Cash Proceeds shall be applied pursuant to clause (a) of this Section 2(f)(vi)(5); or

(6)            Payment of the Brickell Obligations pursuant to Section 2(c)(vi); or

(vii)         engage in or consent to any action or activity that would be expressly prohibited or restricted under Section 5.02 of the Existing Credit Agreement during a Default or Event of Default; provided, however, that the restriction in this subsection (vii) shall not apply to any action referred to in Section 5.02(e) of the Existing Credit Agreement that is not otherwise prohibited under Section 5.02 of the Existing Credit Agreement as modified by this Amendment (including, without limitation, items (i) through (vi) of this Section 2(f)).

(g)            Qualified Government Debt. Notwithstanding the restrictions in subsection (f) above, consent of the Administrative Agent and the Required Lenders shall not be required for the Loan Parties or their Subsidiaries to incur Debt for Borrowed Money to a Governmental Authority under the CARES Act or any other federal or state governmental program intended to mitigate the impact of the COVID-19 pandemic and negative international, national and industry economic effects resulting therefrom, so long as the Unencumbered Assets, the Equity Interests in the Initial Grantors and the Pledged Account and funds deposited therein do not become subject to any Liens in connection with such Debt for Borrowed Money (“Qualified Government Debt”); provided, however, that (x) 100% of the Net Cash Proceeds of any Qualified Government Debt shall be used, in the Borrower’s discretion, only (1) for Permitted Uses (2) for application to Senior Debt Prepayments in accordance with Section 2(d) and (y) Qualified Governmental Debt that is forgivable by its terms (subject to the satisfaction of or compliance with identifiable statutory and/or documentary conditions) shall be excluded from the calculations of the Section 5.04 financial covenants unless and to the extent such Qualified Governmental Debt is not forgiven within 180 days after the issuance thereof. Any income from the forgiveness of any such Qualified Government Debt shall not be included in the calculation of Consolidated EBITDA. The Loan Parties shall comply with terms of the relevant state or Federal laws and regulations, including the CARES Act (“Applicable Law”), in relation to the Qualified Government Debt (including regarding the use of proceeds thereof) and, if debt forgiveness is available under Applicable Law, the Loan Parties shall not act or fail to act in any manner that could impair the Qualified Government Debt being forgiven in accordance with Applicable Law.

For purposes of this Amendment, the following terms shall have the following meanings:

“Reinstatement Date” shall mean the date that the Agents approve the Reinstatement Compliance Certificate delivered by the Borrower to the Agents along with the Borrower’s written notice electing to terminate the Limited Waiver Period and/or the Transition Period, as applicable.

“Reinstatement Compliance Certificate” shall mean a certificate of a Responsible Officer of the Parent Guarantor confirming (i) that no Default or Event of Default then exists and (ii) that the Parent Guarantor is in compliance with the Reinstated Financial Covenants, together with a schedule of supporting calculations reasonably satisfactory to the Agents.

“Reinstated Financial Covenants” shall mean the Parent Guarantor financial covenants and the Unencumbered Asset Pool financial covenants set forth in Section 5.04 of the Existing Credit Agreement, as amended by Section 6 of this Amendment (and, for the avoidance of doubt, without reference to the temporary amendments and waivers set forth in Sections 2 and 3 of this Amendment); provided, however, that subsection (B) of Section 5.04(a)(i) shall be disregarded for purposes of determining whether the Parent Guarantor has complied with the Reinstated Financial Covenants for two consecutive quarters in connection with the Collateral Release Provisions (as defined below).

“Net Cash Proceeds” means, with respect to any transaction, the aggregate amount of all cash proceeds received by the Borrower, the Parent Guarantor or any of their respective Subsidiaries, net of fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and, for an Asset Sale, payments made to retire any Indebtedness that is secured by such Asset and repaid in connection with the sale thereof, and net of taxes paid or reasonably estimated by the Borrower to be payable as a result thereof, excluding any fees, commissions or expenses that are payable to an Affiliate of the Borrower, the Parent Guarantor or any of their respective Subsidiaries.

“Equity Offering” means the issuance or sale of any public common Equity Interests, operating partnership units, 144A Equity Interests or Preferred Interests (including Preferred Interests convertible into common Equity Interests) by the Borrower or the Parent Guarantor.

“Permitted Debt Transaction” means the incurrence of Debt for Borrowed Money by any Loan Party or Subsidiary thereof which is (i) Non-Recourse Debt not secured by any Unencumbered Asset the incurrence of which does not result in a Default or Event of Default, (ii) unsecured and structurally subordinate to the Revolving Credit Facility, Term Loan Facility and Other Facilities or (iii) consented to by the Required Lenders.

“Other Facilities” means, collectively, the term loan facilities under the Revolving Credit Agreement and the 5 Year Term Loan Agreement.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of December 6, 2018, as amended, among the Borrower, the Parent Guarantor, the Subsidiary Guarantors, Deutsche Bank AG New York Branch (“DB”) as administrative agent, and the other lenders and agents named therein.

“5 Year Term Loan Agreement” means that certain Credit Agreement dated as of September 26, 2017, as amended, among the Borrower, the Parent Guarantor, the Subsidiary Guarantors, KeyBank National Association (“KeyBank”) as administrative agent, and the other lenders and agents named therein.

“Letter of Credit Exposure” shall have the meaning set forth in the Revolving Credit Agreement as of the Amendment Effective Date.

“Revolving Credit Advances” shall have the meaning set forth in the Revolving Credit Agreement as of the Amendment Effective Date.

“Revolving Credit Commitments” shall have the meaning set forth in the Revolving Credit Agreement as of the Amendment Effective Date.

“Revolving Lenders” shall have the meaning set forth in the Revolving Credit Agreement as of the Amendment Effective Date.

“Swing Line Advances” shall have the meaning set forth in the Revolving Credit Agreement as of the Amendment Effective Date.

“Pledged Proceeds Account” means a subaccount of the Pledged Account in which the Administrative Agent, for the benefit of the Secured Parties, has been granted a perfected security interest (including in the funds deposited therein) pursuant to the Pledge Agreement and with respect to which a Deposit Account Control Agreement (as defined in the Pledge Agreement) has been executed and delivered by all applicable parties. For the avoidance of doubt, amounts deposited in the Pledged Proceeds Account shall (i) increase, on a dollar-for-dollar basis, the Acquisition Allotment as of the date deposited therein and (ii) be held therein until (x) invested in one or more Permitted Investments in accordance with Section 2(f)(vi) of this Amendment or (y) applied to Senior Debt Prepayments.

Any breach by any Loan Party of subsections (c), (d), (e) or (f) of this Section 2 shall be an immediate Event of Default under the Existing Credit Agreement as amended by this Amendment.

SECTION 3. Temporary Modifications During Transition Period. Section 3 of the Third Amendment is null and void and of no further force or effect. For the period from April 1, 2022 though the earlier of (i) the Reinstatement Date and (ii) December 31, 2022 (the “Transition Period”), the Existing Credit Agreement (as amended pursuant to Section 6 of this Amendment) shall be deemed further modified and amended as follows:

(a)            Maximum Leverage Ratio. Subsection 5.04(a)(i)(A) shall be modified so that (x) the Leverage Ratio is calculated based on Consolidated EBITDA for the applicable quarter calculated on an Annualized Basis (as defined below) and (y) the reference in the second line to “6.50:1.00” is replaced with (1) for the second quarter of calendar year 2022 ending June 30, 2022, “8.75:1.00”, (2) for the third quarter of calendar year 2022 ending September 30, 2022, “8.50:1.00” and (3) for the fourth quarter of calendar year 2022 ending December 31, 2022, “8.25:1.00”.

(b)            Minimum Consolidated Fixed Charge Coverage Ratio. Subsection 5.04(a)(iv) shall be modified so that (x) the Adjusted Consolidated EBITDA used to calculate the Consolidated Fixed Charge Coverage Ratio is calculated based on Consolidated EBITDA for the applicable quarter calculated on an Annualized Basis and (y) the reference to “1.50:1.00” is replaced with “1.25:1.00”.

(c)            Maximum Secured Leverage Ratio. Subsection 5.04(a)(v) shall be waived.

(d)            Maximum Secured Recourse Leverage Ratio. Subsection 5.04(a)(vi) shall be waived.

(e)            Maximum Unsecured Leverage Ratio. Subsection 5.04(b)(i) shall be modified so that (x) the Unencumbered Asset Value is deemed to be the Unencumbered Asset Value calculated using the Adjusted NOI for the applicable quarter (calculated on an Annualized Basis); provided, however, that if the Borrower obtains an Appraisal (as defined below) for any Unencumbered Asset the Unencumbered Asset Value of such Unencumbered Asset shall be deemed to be the value of such Unencumbered Asset based on such Appraisal and (y) the reference in the second line of such subsection to “60%” is replaced with “70%”.

(f)            Minimum Unsecured Interest Coverage Ratio. Subsection 5.04(b)(ii) shall be modified so that (x) the Unencumbered Adjusted NOI for the applicable calendar quarter is calculated on an Annualized Basis and (y) the reference in the third line to “2.00x” is replaced with “1.75x”.

For purposes of this Section 3, the following terms shall have the following meanings:

“Appraisal” shall mean a FIRREA-compliant appraisal for an Unencumbered Asset prepared for the account of the Agents by an appraiser selected by the Agents. The Appraisals shall be performed at the option of the Borrower and shall be at the Borrower’s cost and expense.

“Annualized Basis” shall mean, (i) for calculations relating to the second quarter of calendar year 2022 ending June 30, 2022, applicable amounts for such quarter, annualized, (ii) for calculations relating to the third quarter of calendar year 2022 ending September 30, 2022, the applicable amounts for such quarter and the immediately preceding quarter, annualized and (iii) for calculations relating to the fourth quarter of calendar year 2022 ending December 31, 2022, the applicable amounts for such quarter and the two immediately preceding quarters, annualized.

SECTION 4. Revolving Credit Advances and the Applicable Margin During Amendment Period. Section 4 of the Third Amendment is null and void and of no further force or effect. From the Amendment Effective Date through the earlier of (i) the Reinstatement Date and (ii) December 31, 2022 (the “Amendment Period”), (a) the aggregate outstanding Revolving Credit Advances, Swing Line Advances and Letter of Credit Exposure (collectively, the “Revolving Exposure”) shall not exceed $400,000,000 and (b) the Applicable Margin shall be set at Pricing Level VIII. Notwithstanding the foregoing, unless and until the Mortgage Requirements (as defined in Section 7 below) have been satisfied for each of the Unencumbered Assets no Advance shall be made during the Extended Amendment Period that would cause the Revolving Exposure to exceed $350,000,000.

SECTION 5. Reporting. Section 5 of the First Amendment is null and void and of no further force or effect. Notwithstanding the limited waivers of the Subject Provisions pursuant to Section 2(a) above, nothing in this Amendment shall modify, affect or waive the Borrower’s continuing obligation to comply with the reporting requirements set forth in Section 5.03 of the Existing Credit Agreement during the Limited Waiver Period (as if the Subject Provisions had not been waived) or otherwise (including, without limitation, the Borrower’s obligation to provide a schedule of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04 (as if the Subject Provisions had not been waived) under Section 5.03(c)); provided, however, that the Borrower shall not be required to furnish to the Administrative Agent and the Lender Parties notice of Defaults during the Limited Waiver Period relating to (a) the Section 5.04 financial covenants or (b) any Material Adverse Effect for events or circumstances relating to the COVID-19 pandemic to the extent such events or circumstances have been publicly disclosed by the Borrower in its securities filings and the scope of such adverse effect is no greater than that which has been disclosed. Supplementing the existing reporting requirements in the Existing Credit Agreement, during the Limited Waiver Period the Borrower will furnish to the Administrative Agent and the Lender Parties, (x) as soon as available and in any event within 45 days after the end of each quarter, a report, in a form reasonably acceptable to the Agents, describing, as of the last day of such calendar quarter, (i) the aggregate amount of each category of Permitted Investments (inclusive of capital consisting of both equity and debt) made during the Amendment Period, (ii) the then current Acquisition Allotment and (iii) the aggregate amount of Revolving Credit Advances applied to Permitted Preferred Payments during the then current calendar year and (y) as soon as available and in any event within 30 days after the end of each calendar month, a report, in a form reasonably acceptable to the Agents, describing, as of the last day of such month, the sum of (i) Unrestricted Cash and Cash Equivalents held by the Loan Parties and (ii) available Revolving Credit Commitments.

SECTION 6. Amendments to the Existing Credit Agreement. The Existing Credit Agreement is, as of the Amendment Effective Date (as defined in Section 12 below), hereby amended as follows:

(a)            The following definitions are added to Section 1.01 in alphabetical order:

“Collateral Release Provisions” has the meaning provided in the Sixth Amendment.

“Extended Amendment Period” means the period commencing on the Third Amendment Date and ending on the last day of the Amendment Period.

“Pledged Proceeds Account” has the meaning provided in the Sixth Amendment.

“Sixth Amendment” means that certain Sixth Amendment to Credit Agreement among the Borrower, the Parent Guarantor, the Subsidiary Guarantors, the Administrative Agent and certain Lenders dated as of the Sixth Amendment Date, as the same may be modified, amended or amended and restated.

“Sixth Amendment Date” means February 5, 2021.

(b)          The definition of “Applicable Margin” in Section 1.01 is hereby amended as follows: (i) the Applicable Margin for Base Rate Advances for Pricing Level VIII shall be changed from “0.95%” to “1.15%” and (ii) the Applicable Margin for Eurodollar Rate Advances for Pricing Level VIII shall be changed from “1.95%” to “2.15%”.

(c)          The definition of “Collateral Release Conditions” in Section 1.01 is hereby deleted in its entirety and all references to “Collateral Release Conditions” in the Existing Credit Agreement are hereby deemed to be references to “Collateral Release Provisions”.

(d)          The definition of “Unsecured Leverage Ratio Increase Election” in Section 1.01 is hereby amended to replace the reference in the fourth line to “Section 5.04(b)(i)” with “Section 5.04(b)(i)(A)”.

(e)          The definition of “Amendment Period” in Section 1.01 is hereby amended and restated as follows:

“Amendment Period” means the period from the Sixth Amendment Date through the earlier of (i) the Reinstatement Date and (ii) December 31, 2022.

(f)           The definition of “Collateral” in Section 1.01 is hereby amended and restated as follows:

“Collateral” means all “Collateral” and all “Mortgaged Property” referred to in the Collateral Documents, the Pledged Equity, the Pledged Account and all funds therein, the Pledged Proceeds Account and all funds therein, and all proceeds of any of the foregoing, and all other property that is or is intended to be subject to any Lien in favor of the Agents (or any of them) for the benefit of the Secured Parties.

(g)            The definition of “Assumed Unsecured Interest Expense” in Section 1.01 is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, for any convertible notes included in Unsecured Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries, actual Interest Expense shall be used in the determination of Assumed Unsecured Interest Expense.”

(h)            All references to the “Third Amendment” in (x) Section 1.01 of the Existing Credit Agreement in the definitions of “Amendment Period”, “Applicable Law”, “Collateral Documents”, “Initial Grantors”, “Loan Documents”, “Mortgage Requirements”, “Net Cash Proceeds”, “Permitted Uses”, “Pledge Agreement”, “Pledged Account”, “Qualified Government Debt”, “Revolving Credit Advances”, “Revolving Credit Commitment”, “Revolving Lenders”, and (y) Sections 3.02, 4.01(o), 5.04(a)(iii) and Section 9.19 of the Existing Credit Agreement are hereby deemed to be references to the Third Amendment and/or the Sixth Amendment, as applicable.

(i)            Eurodollar Rate. The following new Section 1.04 shall be added to the Existing Credit Agreement:

“Section 1.04      Eurodollar Rate. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.07(d) or Section 2.18, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.18, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”

(j)            Interest Rate Determination. The reference to “Section 2.07(d)(ii)” in the fourth line of Section 2.02(c) is hereby replaced with “Section 2.18”.

(k)            Alternate Rate of Interest. Section 2.18 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.18      Alternate Rate of Interest.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each class.

(b)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Rate Advance of, conversion to or continuation of Eurodollar Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)            Certain Defined Terms. As used in this Section 2.18:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 2.18.

“Benchmark” means, initially, the Eurodollar Rate for any applicable Interest Period; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.18.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)            the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)           the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

provided that, in the case of clause (1) the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)          for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)           the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)           the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark; and

(2)          for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)            in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.18.

“Corresponding Tenor” means, with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)           a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)            the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” means, with respect to any setting of the then-current Benchmark (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.”

(l)           Maximum Leverage Ratio. Subsection 5.04(a)(i)(B) is hereby amended and restated in its entirety as follows:

“(B)       Maintain as of each Test Date (1) from the first day following the Amendment Period through March 31, 2023, a Leverage Ratio of not greater than 7.75:1.00, (2) for the second quarter of calendar year 2023 ending June 30, 2023, a Leverage Ratio of not greater than 7.50:1.00, (3) for the third quarter of the calendar year 2023 ending September 30, 2023, a Leverage Ratio of not greater than 7.00:1.00 and (4) for the fourth quarter of calendar year 2023 ending December 31, 2023, a Leverage Ratio of not greater than 6.75:1.00.”

(m)         Maximum Unsecured Leverage Ratio. Subsection 5.04(b)(i) is hereby amended and restated in its entirety as follows:

“(i)         Maximum Unsecured Leverage Ratio.

(A)        Other than as set forth in subsection (B) below, maintain at all times a ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value less than or equal to 60%; provided, however, that on and after the date of any Unsecured Leverage Ratio Increase Election during any calendar quarter in which the ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value is less than 65%, the Parent Guarantor shall maintain as of each Test Date occurring during the period ending not later than the last day of the third (3rd) consecutive fiscal quarter ending after the date of such Unsecured Leverage Ratio Increase Election, a ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value of less than or equal to 65%; provided further that (A) such Unsecured Leverage Ratio Increase Elections may only occur (1) prior to the Initial Maturity Date and (2) not more than two times during the term of the Facilities, (B) such Unsecured Leverage Ratio Increase Elections may not be consecutive and (C) the Applicable Margin shall be at Pricing Level VIII for so long as any Unsecured Leverage Ratio Election is in effect.

(B)          Maintain as of each Test Date (1) from the first day following the Amendment Period through March 31, 2023, a ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value less than or equal to 65% and (2) for the second quarter of calendar year 2023 ending June 30, 2023, a ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value less than or equal to 62.5%.”

SECTION 7. Real Property Collateral. Section 7 of the Third Amendment is null and void and of no further force or effect. On or before the day during the Extended Amendment Period that outstanding Revolving Exposure will equal or exceed $350,000,000, (a) the Borrower will cause the Initial Grantors to provide to the Agents, for each Unencumbered Asset, each of the Collateral Deliverables and those items required under subsections 3.01(a)(v), (vi), (vii), (viii) and (ix) of the Existing Credit Agreement, (b) the Borrower will provide evidence reasonably satisfactory to the Agents of the recordation in the applicable local recording or filing office of a memorandum of lease for each Operating Lease relating to the Unencumbered Assets, (c) the Borrower will deliver to the Agents record owner searches, lien and encumbrance searches, UCC searches, bankruptcy and judgment searches, land surveys (which may be existing surveys) for the Unencumbered Assets, (d) the Borrower will provide to the Agents reasonably satisfactory evidence of the payment in full of any and all title company service charges, record and lien search charges, filing fees and charges, mortgage recording taxes and intangible taxes incurred in connection with the Collateral diligence and the recordation of the Mortgages and Assignments of Leases, (e) the Borrower will provide to the Agents satisfactory evidence of (1) fee and leasehold ownership of the Unencumbered Assets in the proper Loan Parties and (2) no Liens of record affecting the Unencumbered Assets other than Permitted Liens, (f) in addition to the items required under clause (a) of the definition of Collateral Deliverables relating to the Flood Laws, the Borrower will provide such other information reasonably requested by the Lender Parties to complete their flood review and approval process such that the Administrative Agent reasonably concludes that the Lender Parties have completed their required due diligence in respect of the Flood Laws and (g) the Borrower will cooperate in all reasonable respects with the Agents to provide all due diligence material relating to the Unencumbered Assets and all other deliverables required to comply with any applicable law or regulation applicable to the Agents or the Lenders. The requirements described in items (a) through (g) above (the “Mortgage Requirements”) shall be in form and substance reasonably satisfactory to the Agents.

Notwithstanding the foregoing, the Liens created by the Pledge Agreement, the Mortgages, the Assignments of Leases and the Security Agreement shall be promptly released upon the Agents’ confirmation that (i) the aggregate outstanding Revolving Exposure is less than $350,000,000, (ii) each of the Limited Waiver Period and the Transition Period shall have terminated and the temporary waivers and amendments set forth in Sections 2 and 3 of this Amendment are of no further force or effect and (iii) the matters set forth in the following clauses (x) and (y) are true and the Borrower has delivered to the Agents a certificate from a Responsible Officer of the Parent Guarantor confirming (x) that no Default or Event of Default then exists and (y) that the Parent Guarantor has complied with the Reinstated Financial Covenants for two consecutive quarters, together with a schedule of supporting calculations reasonably satisfactory to the Agents((i), (ii) and (iii), collectively, the “Collateral Release Provisions”).

SECTION 8. Intentionally Omitted.

SECTION 9. Intentionally Omitted.

SECTION 10. Amendment Fees. The Borrower shall pay to the Administrative Agent, on the Amendment Effective Date and for the account of each Lender that consents to this Amendment (each a “Consenting Lender”), a fee of 7.5 basis points on each Consenting Lender’s Commitments.

SECTION 11. Representations and Warranties. Each Loan Party hereby represents and warrants that:

(a)      The representations and warranties contained in each of the Loan Documents (as amended or supplemented to date, including pursuant to this Amendment) to which it is a party are, other than with respect to the Subject Provisions, true and correct in all material respects on and as of the Amendment Effective Date, before and after giving effect to this Amendment, as though made on and as of such date (except for any such representation and warranty that, by its terms, refers to an earlier date, in which case as of such earlier date).

(b)      Such Loan Party has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Amendment.

(c       This Amendment has been duly executed and delivered by such Loan Party and constitutes such Loan Party's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(d)      The execution and delivery of this Amendment does not (i) contravene any provision of the organizational documents of such Loan Party or its general partner or managing member or (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Loan Party.

(e)      Other than any Default or Event of Default that would exist absent the limited waiver of the Subject Provisions pursuant to Sections 2(a) and 3(c) above, no Default or Event of Default has occurred and is continuing, or would result from the entering into of this Amendment by any Loan Party.

SECTION 12. Conditions of Effectiveness. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied:

(a)     The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent (x) counterparts of this Amendment executed by the Borrower, the Administrative Agent and those Lenders comprising Required Lenders or, as to any of such Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, and (y) the consent attached hereto (the “Consent”) executed by each of the Guarantors.

(b)     The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, counterparts of an amendment to the Pledge Agreement executed by each of the parties thereto.

(c)     The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent (a) a certificate of each Loan Party and of each general partner or managing member thereof certifying as to the matters required by the certificate described in Section 3.01(a)(viii) of the Existing Credit Agreement, in each case as of the Amendment Effective Date, (b) a certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign this Amendment and each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder and (c) certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by this Amendment and each Loan Document contemplated hereby to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(d)     The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (i) an amendment of the Revolving Credit Agreement and (ii) an amendment to the 5 Year Term Loan Agreement, in each case modifying the underlying agreement to account for the terms herein and making certain other corresponding modifications.

(e)     (i) the fees provided for in Section 10 and (ii) all of the reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel for the Administrative Agent) due and payable on the Amendment Effective Date shall have been paid in full.

SECTION 13. Reference to and Effect on the Loan Documents.

(a)      On and after the Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment.

(b)     The Existing Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c)     The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 14. Intentionally Omitted.

SECTION 15. Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment (including, for the avoidance of doubt, in connection with satisfying the Mortgage Requirements, to the extent applicable) and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Existing Credit Agreement.

SECTION 16. Execution in Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this letter by facsimile or as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format shall be effective as delivery of a manually executed counterpart of this letter for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and any other Loan Document (including, without limitation, any Assignment and Acceptance Agreement) to be signed in connection with this Amendment, the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute the Amendment through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 17. Governing Law. This Amendment shall pursuant to New York General Obligations Law Section 5-1401 be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 18. Waiver of Claims. The Borrower acknowledges, represents and agrees that the Borrower as of the date hereof has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Term Loan Advances or with respect to any acts or omissions of the Administrative Agent or any Lender Party, or any past or present officers, agents or employees of the Administrative Agent or any Lender Party, and the Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,its general partner

By:	SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation,its sole member

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

Agreed as of the date first above written:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:	Thomas Z. Schmitt
Name: Thomas Z. Schmitt
Title: Vice President

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jessica W. Phillips
Name: Jessica W. Phillips
Title: Authorized Signatory

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Andrew T. White
Name: Andrew T. White
Title: Senior Vice President

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

REGIONS BANK,
as a Lender
By:	Ghi S. Gavin
Name: Ghi S. Gavin
Title: Senior Vice President

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

RAYMOND JAMES BANK, N.A.,
as a Lender

By:	/s/ Matt Stein
Name: Matt Stein
Title: Senior Vice President

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Matthew K. Mains
Name: Matthew K. Mains
Title: Senior Vice President

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

TRUIST BANK f/k/a BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

AMERICAN BANK, N.A.,
as a Lender

By:	/s/ Todd J. Butler
Name: Todd J. Butler
Title: SVP

(Signatures continued on next page)

Summit - Sixth Amendment to First Amended and Restated Credit Agreement

(Seven Year Term Loan)

CONSENT

Dated as of February 5, 2021

Each of the undersigned, as a Guarantor under the Guaranty set forth in Article VII of the First Amended and Restated Credit Agreement dated as of February 15, 2018, as amended, in favor of the Lender Parties party to the Existing Credit Agreement referred to in the foregoing Sixth Amendment to First Amended and Restated Credit Agreement, hereby consents to such Sixth Amendment to First Amended and Restated Credit Agreement and hereby confirms and agrees that notwithstanding the effectiveness of such Sixth Amendment to First Amended and Restated Credit Agreement, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Without limitation of the foregoing, each Guarantor hereby ratifies the Existing Credit Agreement as amended to date. Each Guarantor acknowledges, represents and agrees that Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Term Loan Advances or with respect to any acts or omissions of Administrative Agent or any Lender, or any past or present officers, agents or employees of Administrative Agent or any Lender, and each Guarantor does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

CARNEGIE HOTELS, LLC, a Georgia limited liability company

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

SUMMIT GROUP OF SCOTTSDALE, ARIZONA, LLC, a South Dakota limited liability company

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

SUMMIT HOSPITALITY I, LLC,
SUMMIT HOSPITALITY 17, LLC,
SUMMIT HOSPITALITY 18, LLC,
SUMMIT HOSPITALITY 22, LLC,
SUMMIT HOSPITALITY 25, LLC,
SUMMIT HOSPITALITY 036, LLC,
SUMMIT HOSPITALITY 057, LLC,
SUMMIT HOSPITALITY 060, LLC,
SUMMIT HOSPITALITY 084, LLC,
SUMMIT HOSPITALITY 092, LLC,
SUMMIT HOSPITALITY 100, LLC,
SUMMIT HOSPITALITY 101, LLC,
SUMMIT HOSPITALITY 103, LLC,
SUMMIT HOSPITALITY 110, LLC,
SUMMIT HOSPITALITY 111, LLC,
SUMMIT HOSPITALITY 114, LLC,
SUMMIT HOSPITALITY 116, LLC,
SUMMIT HOSPITALITY 117, LLC,
SUMMIT HOSPITALITY 119, LLC,
SUMMIT HOSPITALITY 120, LLC,
SUMMIT HOSPITALITY 121, LLC,
SUMMIT HOSPITALITY 123, LLC,
SUMMIT HOSPITALITY 126, LLC,
SUMMIT HOSPITALITY 127, LLC,
SUMMIT HOSPITALITY 128, LLC,
SUMMIT HOSPITALITY 129, LLC,
SUMMIT HOSPITALITY 130, LLC,
SUMMIT HOSPITALITY 131, LLC,
SUMMIT HOSPITALITY 132, LLC,
SUMMIT HOSPITALITY 134, LLC,
SUMMIT HOSPITALITY 135, LLC,
SUMMIT HOSPITALITY 136, LLC,
SUMMIT HOSPITALITY 137, LLC,
SUMMIT HOSPITALITY 138, LLC,
SUMMIT HOSPITALITY 139, LLC,
SUMMIT HOSPITALITY 140, LLC,
SUMMIT HOSPITALITY 141, LLC,
SUMMIT HOSPITALITY 142, LLC,
SUMMIT HOSPITALITY 143, LLC,
SUMMIT HOSPITALITY 144, LLC,
SUMMIT HOSPITALITY 145, LLC, and
SAN FRAN JV, LLC,
each a Delaware limited liability company

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

SUMMIT HOTEL TRS 030, LLC,
SUMMIT HOTEL TRS 036, LLC,
SUMMIT HOTEL TRS 037, LLC,
SUMMIT HOTEL TRS 052, LLC,
SUMMIT HOTEL TRS 053, LLC,
SUMMIT HOTEL TRS 057, LLC,
SUMMIT HOTEL TRS 060, LLC,
SUMMIT HOTEL TRS 062, LLC,
SUMMIT HOTEL TRS 065, LLC,
SUMMIT HOTEL TRS 066, LLC,
SUMMIT HOTEL TRS 084, LLC,
SUMMIT HOTEL TRS 092, LLC,
SUMMIT HOTEL TRS 094, LLC,
SUMMIT HOTEL TRS 099, LLC,
SUMMIT HOTEL TRS 100, LLC,
SUMMIT HOTEL TRS 101, LLC,
SUMMIT HOTEL TRS 102, LLC,
SUMMIT HOTEL TRS 103, LLC,
SUMMIT HOTEL TRS 104, LLC,
SUMMIT HOTEL TRS 105, LLC,
SUMMIT HOTEL TRS 108, LLC,
SUMMIT HOTEL TRS 109, LLC,
SUMMIT HOTEL TRS 110, LLC,
SUMMIT HOTEL TRS 111, LLC,
SUMMIT HOTEL TRS 113, LLC,
SUMMIT HOTEL TRS 114, LLC,
SUMMIT HOTEL TRS 116, LLC,
SUMMIT HOTEL TRS 117, LLC,
SUMMIT HOTEL TRS 119, LLC,
SUMMIT HOTEL TRS 120, LLC,
SUMMIT HOTEL TRS 121, LLC,
SUMMIT HOTEL TRS 123, LLC,
SUMMIT HOTEL TRS 126, LLC,
SUMMIT HOTEL TRS 127, LLC,
SUMMIT HOTEL TRS 128, LLC,
SUMMIT HOTEL TRS 129, LLC,
SUMMIT HOTEL TRS 130, LLC,
SUMMIT HOTEL TRS 131, LLC, and
SUMMIT HOTEL TRS 132, LLC,
each a Delaware limited liability company

By:	Summit Hotel TRS, Inc., a Delaware corporation, the sole member of each of the above referenced Delaware limited liability companies

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

SUMMIT HOTEL TRS 134, LLC,
SUMMIT HOTEL TRS 135, LLC,
SUMMIT HOTEL TRS 136, LLC,
SUMMIT HOTEL TRS 137, LLC,
SUMMIT HOTEL TRS 138, LLC,
SUMMIT HOTEL TRS 139, LLC,
SUMMIT HOTEL TRS 140, LLC,
SUMMIT HOTEL TRS 141, LLC,
SUMMIT HOTEL TRS 142, LLC,
SUMMIT HOTEL TRS 143, LLC,
SUMMIT HOTEL TRS 144, LLC,
SUMMIT HOTEL TRS 145, LLC, and SUMMIT HOTEL TRS 146, LLC,
each a Delaware limited liability company

By:	Summit Hotel TRS, Inc., a Delaware corporation, the sole member of each of the above referenced Delaware limited liability companies

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

BP WATERTOWN HOTEL LLC, a Massachusetts limited liability company

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

Annex A

FORM OF NOTICE OF BORROWING FOR LIMITED WAIVER PERIOD

[See attached.]

Annex A-1

NOTICE OF BORROWING

_________ __, ____

KeyBank National Association,

as Administrative Agent

under the Credit Agreement

referred to below

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attention: Michael Colbert

Ladies and Gentlemen:

The undersigned, SUMMIT HOTEL OP, LP, a Delaware limited partnership, refers to the First Amended and Restated Credit Agreement dated as of February 15, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement), among the undersigned, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, KeyBank National Association, as Administrative Agent for the Lender Parties and the Joint Lead Arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is _________ __, ____.

(b)	[Reserved].

(c)	The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(d)	The aggregate amount of the Proposed Borrowing is $[__________].

(e)	[The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is __________ month[s].][1]

The undersigned hereby certifies that, other than with respect to the Subject Provisions, the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)	The representations and warranties contained in each Loan Document are true and correct on and as of the date of the Proposed Borrowing, before and after giving effect to (1) such Proposed Borrowing and (2) the application of the proceeds therefrom, as though made on and as of the date of the Proposed Borrowing;

1 For Eurodollar Rate Advances only.

Annex A-2

(B)	No Default or Event of Default has occurred and is continuing, or would result from (1) such Proposed Borrowing or (2) from the application of the proceeds therefrom;

(C)	Attached hereto as Schedule A is supporting information showing the computations used in determining compliance with the covenants contained in Section 5.04 of the Credit Agreement.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
Name:
Title:

Annex A-3

SCHEDULE 2(c)

APPROVED CAPITAL PROJECTS

[attached]

 Sched. 2(c)1

Schedule II

Hotel	Rooms	Scope	Estimated Cost	Per Key	Summit Share	Summit Total
Courtyard Kansas City, MO	123	14 year	4,182,000	34,000	100%	4,182,000
Staybridge Suites Glendale, CO	121	14 year	4,598,000	38,000	100%	4,598,000
SpringHill Suites, Nashville, TN	78	21 year	2,106,000	27,000	100%	2,106,000
Courtyard Metairie, LA	153	14 year	5,355,000	35,000	100%	5,355,000
Courtyard, Fort Lauderdale, FL	261	14 year	14,811,000	57,000	100%	14,811,000
HGI Houston, TX Energy Corridor	190	14 year	6,291,326	33,000	100%	6,291,326
Hilton Garden Inn San Francisco Airport North, CA	169	7 year	4,175,470	25,000	51%	2,129,490
Hilton Garden Inn San Jose North, CA	161	7 year	4,122,430	26,000	51%	2,102,439
Homewood Suites, Tucson, AZ	122	7 year	2,684,000	22,000	100%	2,684,000
Hyatt House, Englewood (Denver Tech Ctr), CO	135	21 year	4,725,000	35,000	100%	4,725,000
Hyatt Place Minneapolis, MN	213	7 Year	3,195,000	15,000	100%	3,195,000
Hyatt Place, Orlando Convention Ctr	149	14 year	6,685,200	45,000	100%	6,685,200
Hyatt Place, Englewood (Denver Tech Center), CO	126	14 year	5,166,000	41,000	100%	5,166,000
Hyatt Place, Lone Tree (Denver Park Meadows), CO	127	14 year	5,818,000	46,000	100%	5,818,000
Hyatt Place, Mesa, AZ	152	7 year	2,280,000	15,000	100%	2,280,000
Hyatt Place, Orlando Universal	150	14 year	6,181,000	41,000	100%	6,181,000
Residence Inn Portland (Hillsboro), OR	122	7 Year	3,740,113	31,000	51%	1,907,457
Residence Inn, Portland Downtown, OR	258	14 year	8,772,000	34,000	51%	4,473,720
Project entitlement and continuation (2 projects)			2,500,000	-	100%	2,500,000
Total	2,810		$97,387,539	35,000	90%	$87,190,632

Annex A-5